Exhibit 99.1

SCHIFF NUTRITION AND AKER BIOMARINE SIGN LONG-TERM KRILL OIL SUPPLY AGREEMENT
- Plan to Collaborate on Future Innovations -

Salt Lake City, Utah, July 6, 2011: Schiff Nutrition Group, Inc. a wholly owned subsidiary of Schiff Nutrition International, Inc. (NYSE:WNI), and Aker BioMarine (OSE:AKBM) expanded their supply agreement through at least June 2016 to provide Schiff high quality Aker BioMarine krill oil.  Further, Schiff is granted certain exclusive sales rights, and the parties have agreed to collaborate on future innovations.

Schiff Nutrition is the maker of the world’s leading krill oil brand, MegaRed®.  Aker BioMarine, the supplier of Superba™ krill oil and other krill based products, has undertaken to deliver up to 300 metric tons of krill oil per year.

“Determined to build world class operations and premium brands, we strive to form long-term relationships with quality suppliers,” said Tarang Amin, president and CEO of Schiff Nutrition International.  “Aker BioMarine delivers high quality Marine Stewardship Council (MSC) certified krill oil.  This agreement secures a sustainable source capable of meeting our growth aspirations. In addition, we have plans to leverage Aker BioMarine’s expertise and collaborate on future krill products and innovation."

“Schiff Nutrition, with its market leading MegaRed brand, offers Aker BioMarine a long-term growth platform,” said Hallvard Muri, CEO, Aker BioMarine. “We are pleased to partner with the company to further develop the benefits of our phospholipid krill with no fishy taste or smell. Schiff Nutrition has invested in growing this category, and we look forward to working with the team on future category-building initiatives.”

This information is subject of the disclosure requirements pursuant to section 5-12 of the Norwegian Securities Trading Act.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. Schiff’s portfolio of well-known brands includes Move Free®, Schiff® Vitamins, MegaRed®, Mega-D3™ and Tiger's Milk®. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

About Aker BioMarine
Aker BioMarine is an integrated biotechnology company – uniquely positioned to create high value krill derived biotech products.  The company is supplying biomarine ingredients through an optimized value chain from raw materials to customer.  Aker BioMarine utilizes its unique krill harvesting to develop its own downstream operations within the high value added nutraceutical and aquaculture feed markets.  Krill derived products, such as oil and meal, have a high content of bioactive ingredients, e.g. Omega-3 bound phospholipids and astaxanthin, which have documented positive effects on both humans and animals.  Aker BioMarine has registered Superba as the company`s brand name for nutraceutical and Qrill™ as the company’s brand name for its krill meal and krill oil products for aquaculture. Qrill™ has proven benefits to competing products in the aquaculture market.  To learn more about Aker BioMarine, please visit the web site www.akerbiomarine.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause actual results of Schiff Nutrition to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to:  dependence on sales of our Move Free product and the joint care category, dependence on sales of our MegaRed product, dependence on individual customers, adverse publicity or consumer perception regarding our nutritional supplements and/or their ingredients, similar products distributed by other companies or the nutritional supplement industry generally, the impact of competitive products and pricing pressure (including expansion of private label products), the inability to successfully bid on new and existing private label business, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from third-party suppliers outside the United States, including China), claims that our products infringe the intellectual property rights of others, the inability to enforce or protect our intellectual property rights and proprietary techniques against infringement, the inability to successfully launch and maintain sales (especially in the joint care and omega-3 categories) outside of the United States while maintaining the integrity of the products sold and complying with local regulations, the inability to appropriately respond to changing consumer preferences and demand for new products, the inability to gain or maintain market distribution for new products or product enhancements including products in the probiotic space, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and product liability claims, the inability or increased cost to obtain sufficient levels of product liability and general insurance, the inability to comply with existing or new regulations, both in the United States and abroad, and adverse actions regarding product formulation, claims or advertising, product recalls or a significant amount of product returns, dependence on a single manufacturing facility and potential disruptions of our manufacturing operations, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, the inability to maintain or attract key personnel, interruptions to our information technology systems, control by our principal stockholders, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

Aker BioMarine Contacts:
Matts Johansen, EVP                                                                                                Fredrik Nygaard, CFO
 +47 916 30 120                                                                                     +47 24 13 00 00

Schiff Nutrition Contact: Joseph W. Baty, CFO (801) 975-5186 email: joeb@schiffnutrition.com www.schiffnutrition.com	IR Agency Contact: Kirsten Chapman / Cathy Mattison Lippert / Heilshorn & Associates (415) 433-3777 email: cmattison@lhai.com